                                                                    Exhibit 3.2



                          CERTIFICATE OF AMENDMENT OF
              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                              YOUNG & RUBICAM INC.

      The name of the corporation is Young & Rubicam Inc. (the "Corporation"). The date of filing of the Corporation's original certificate of incorporation with the Secretary of State is October 17, 1996, which certificate of incorporation was amended and restated by the filing of an amended and restated certificate of incorporation with the Secretary of State on December 13, 1996. The amendment to the amended and restated certificate of incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      Article IV, Section 1 of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

                              "ARTICLE IV - STOCK

      Section 1. Authorized Stock. The aggregate number of shares which the Corporation shall have authority to issue is 260,000,000. 10,000,000 of said shares shall be of the par value of $0.01 per share, and shall be designated Preference Stock, and 250,000,000 of said shares shall be of the par value of $0.01 per share, and shall be designated Common Stock."

      IN WITNESS WHEREOF, Young & Rubicam Inc. has caused this Certificate of Amendment to its Amended and Restated Certificate of Incorporation to be signed by Renee E. Becnel, its Senior Vice President, and attested by Mark T. McEnroe, its Assistant Secretary, this 8th day of April, 1998.


                                         By: /s/ Renee E. Becnel
                                             ----------------------------
                                         Name: Renee E. Becnel
                                         Title: Senior Vice President

ATTEST:

By: /s/ Mark T. McEnroe
    -------------------------------
Name: Mark T. McEnroe
Title: Assistant Secretary